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                                                                     EXHIBIT 5.1

                                November 1, 1996

CellNet Data Systems, Inc.
125 Shoreway Road
San Carlos, CA 94070
RE: REGISTRATION STATEMENT ON FORM S-4
Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 13% Senior Discount Notes due 2005, Series B (the "New Notes") of CellNet Data Systems, Inc. (the "Company") to be offered in exchange for the Company's 13% Senior Discount Notes due 2005, Series A (the "Old Notes") currently outstanding. As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the New Notes to be offered in exchange for the Old Notes.

    It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the New Notes to be offered in exchange for the Old Notes in accordance with their terms, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the New Notes, when issued and exchanged in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation
                                          /s/ Wilson Sonsini Goodrich & Rosati